UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Chemed Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHEMED CORPORATION FILES DEFINITIVE PROXY MATERIALS
AND SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR the Board’s Nominees on the WHITE Proxy Card Today

CINCINNATI – April 29, 2009 – Chemed Corporation (NYSE:CHE) today announced that it has filed with the Securities and Exchange Commission (the “SEC”) definitive proxy materials in connection with the Company’s 2009 Annual Meeting of Stockholders, scheduled for May 29, 2009, and is mailing the following letter to the Company’s stockholders.  Chemed stockholders of record as of March 31, 2009 will be entitled to vote at the Annual Meeting.

Chemed’s Board of Directors unanimously recommends that stockholders elect the Board’s highly qualified nominees by telephone, Internet or by signing, dating and returning the WHITE proxy card today.

April 29, 2009

IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS

Dear Fellow Stockholders:

Your Board and management team have a history of taking action to deliver value for stockholders and positioning Chemed for continued profitability.  At Chemed’s upcoming Annual Meeting, scheduled for May 29, 2009, you will have the opportunity to decide whether Chemed continues on this path of delivering stockholder value or is diverted by MMI Investments, L.P. (“MMI”), a dissident hedge fund that has nominated its own slate of five director candidates to stand for election to your Board.

It is unfortunate that MMI has chosen to wage a costly and distracting proxy contest at this year’s Annual Meeting.  We believe that the dissident’s true motivation for nominating director candidates is to pursue an ill-timed separation of the Company’s businesses – an irresponsible proposition that could destroy stockholder value in the current economic environment and is indicative of MMI’s true, self-serving agenda.  We believe MMI and its slate of director nominees threaten the value of your investment.

Chemed’s Board and management are confident that the Company is currently on the right path to an even stronger future and increased value for all Chemed stockholders.  To continue on this path your Board urges you to support Chemed and vote the WHITE proxy card to elect nine of the current members of your Board of Directors as well as two new, independent, highly qualified individuals, Ernest J. Mrozek and Thomas P. Rice.

YOUR BOARD IS HIGHLY QUALIFIED
AND COMMITTED TO DELIVERING VALUE TO ALL CHEMED STOCKHOLDERS

Chemed’s Board has a history of success in unlocking value through spin-offs and other strategic transactions, as evidenced by the Dubois Chemicals, Omnicare and National Sanitary Supply transactions1.  The Board also has provided stockholders with solid returns.  In fact, since the announcement of Chemed’s acquisition of VITAS in December 2003, Chemed’s stock has increased in value by more than 148%, a compounded annual growth rate of over 18%.

1 These three transactions, by far the largest effected by Chemed, generated total gross proceeds of approximately $492 million and resulted in pre-tax gains aggregating approximately $252 million.  Since its formation in 1971, Chemed effected seven other divestitures that generated gross proceeds of approximately $219 million and resulted in pre-tax gains of approximately $32 million.

Consistent with our focus on value creation, your Board and management regularly review the Company’s strategy and structure.  Based on our most recent review, conducted with our outside financial and legal advisors, we determined that executing the separation advocated by MMI in the current market environment would be risky and could impair, rather than create, value for Chemed’s stockholders.

Accordingly, your Board has protected stockholder value by prudently maintaining Chemed’s current corporate structure during the global economic downturn while at the same time taking the appropriate steps to facilitate a separation of Chemed’s businesses – VITAS and Roto-Rooter – when conditions are right.

CHEMED’S BOARD NOMINEES ARE THE RIGHT CHOICE
TO CONTINUE BUILDING VALUE FOR CHEMED STOCKHOLDERS

In response to MMI’s announcement that it would nominate five candidates for election to the Board at the Annual Meeting, the Company approached certain of its large stockholders to seek their input on the composition of the Board and to obtain suggestions for potential nominees to stand for election as independent directors.  One of the Company’s largest stockholders identified three potential nominees.  One other prospective candidate was identified by each of an outside advisor to the Company, the Chief Executive Officer of the Company and the Chairman of the Board, resulting in a total of six candidates.  From these six potential nominees, your Board’s Nominating Committee recommended, and the Board nominated, Mr. Rice, a candidate recommended by a large stockholder of the Company, and Mr. Mrozek, the candidate recommended by the Chief Executive Officer, for election to the Board at the Annual Meeting. Messrs. Mrozek and Rice will further enhance the skills and experience of the Board, offer new perspectives and ideas and continue Chemed’s history of delivering value to its stockholders.

Prior to his retirement in 2008, Mr. Mrozek worked with the ServiceMaster Company for over 20 years, serving at various times as its Vice Chairman and Chief Financial Officer; its President and Chief Financial Officer; its President and Chief Operating Officer and as a Group President and Chief Operating Officer. During Mr. Mrozek’s tenure, ServiceMaster’s businesses included not only its current residential and commercial cleaning, home warranty and inspection, furniture repair, lawn service and pest control businesses, but also plumbing and drain cleaning and home health care and assisted living businesses.  Mr. Rice also brings relevant experience to the Board, having been both a director and executive officer of several companies in the healthcare industry.  Since 1993, he has served at various times as Chief Executive Officer and a director of Andrx Corporation; President and Chief Executive Officer and a director of Chesapeake Biological Laboratories, Inc. and Executive Vice President and Chief Operating Officer and also as Chief Financial Officer and a director of Circa Pharmaceuticals, Inc.

Your Board’s nominees, comprised of nine members of the Chemed Board elected at the 2008 Annual Meeting and two new, independent director candidates, have the necessary depth and breadth of relevant expertise in areas that are critical to Chemed’s continued success and are committed to building value for all Chemed’s stockholders.

Chemed’s highly qualified nominees are: Joel F. Gemunder, Patrick P. Grace, Thomas C. Hutton,Walter L. Krebs, Andrea R. Lindell, Kevin J. McNamara, Messrs. Mrozek and Rice, Donald E. Saunders, George J. Walsh III and Frank E. Wood.

YOUR BOARD BELIEVES THE DISSIDENT CANDIDATES
HAVE BEEN NOMINATED ONLY TO ADVANCE MMI’S AGENDA

MMI and its nominees have provided no new ideas and add minimal relevant experience to improve stockholder value.  Of the dissident’s five nominees:

●	Two have never served on the board of a public company;
●	One is a professional activist hedge fund manager;
●	Two others serve as limited partners of the same activist hedge fund;
●	Only one has any professional experience in healthcare; and
●	Only one has any professional experience in residential and commercial cleaning services.

We do not believe these are the right candidates to serve on your Board.  In our view, MMI and its nominees would blindly pursue an agenda that could destroy substantial value for Chemed stockholders.  We believe the dissident slate, if elected, would work only to advance MMI’s interests and not the interests of all Chemed stockholders.

In contrast to the more than 148% increase in value your Board has delivered since December 2003, the only three MMI nominees who have had prior public company board experience have overseen significant value destruction.  Consider, for example, the records of these MMI nominees:

●	Clay B. Lifflander: Mr. Lifflander has served on the Board of Unisys Corporation (NYSE:UIS) since May 21, 2008. Since that time the Company’s stock price has decreased in value by approximately 76%;

●
Peter A. Michel:  Mr. Michel has served as President, CEO and Board Member of iSECUREtrac (OTC BB: ISEC.OB) since August 4, 2006.  Since Mr. Michel joined iSECUREtrac the Company’s stock price has decreased approximately 71%; and

●
Carroll R. Wetzel, Jr.: Mr. Wetzel served on the Board of The Brink’s Company (NYSE: BCO) between February 25, 2008 and October 31, 2008.  During this period of time, the Company’s stock price decreased approximately 29%.

Chemed’s proven record of successful spin-offs and other strategic transactions demonstrates that the Board is well qualified and fully capable of continuing to create value for all Chemed stockholders.  Your Board is engaged, proactive and committed to delivering further value.  We strongly believe that MMI and its nominees would add nothing to your Board and, if elected, they could impair the value of your investment by distracting the Board from continuing on its current path of creating an even stronger future for all of Chemed’s stockholders.

DON’T BE MISLED BY MMI’S DELIBERATE FALSITIES
AND MISCHARACTERIZATIONS

In an effort to further its agenda, the dissident has put forward misleading information regarding affiliations of certain of your Board’s directors.  Specifically, MMI has attempted to impugn the integrity and independence of your directors by pointing to directorships and former employment relationships of certain Board members with entities that have had ties to Chemed in the past, despite the fact that none of the independent directors has been an employee or a director of any Chemed affiliate for a minimum of nearly ten years.

The facts are clear: your Board is in full compliance with both the spirit and letter of the director-independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.  Furthermore:

●
While Mr. Gemunder and Ms. Lindell have developed some of their relevant expertise through their positions with Omnicare, Omnicare became a publicly owned corporation in 1981 and has not been a Chemed affiliate since at least 1996;

●	DuBois Chemicals, which employed Mr. Krebs and Mr. Saunders in the 1990s, has not been a subsidiary of Chemed since 1991;
●	Not only has no Chemed director been an employee or director of Service America since 1999, but Service America has not even been an affiliate of Chemed since 2005; and
●	Although Mr. Grace was employed by Grace Logistics and Kascho GmbH from 1988 to 1995, neither of these entities have been Chemed affiliates for at least 25 years.

Other accusations by MMI are equally ridiculous.  As an example, MMI has questioned the independence of Mr. Walsh by claiming that the law firm at which he is a partner, Thompson Hine LLP, has received “significant funding” from Chemed or its affiliates in recent years.  The “significant” payments to which MMI refers consist of a mere $6,549 in fees since 2007.  Further, even if all the payments made by Chemed to Thompson Hine from 2004 to 2008 are aggregated, the fact is that Chemed has still paid less than $114,000 in fees to Thompson Hine, an entity that grossed over $188 million in revenue in 2007 alone.  Furthermore, the matter which generated these fees was originally referred to a Dayton, Ohio, law firm with which Mr. Walsh had no affiliation.  Mr. Walsh was at the time a partner of the New York City firm of Gould & Wilkie LLP.  The Ohio firm representing Chemed only later merged with Thompson Hine, and only subsequent to that merger did Mr. Walsh’s own law firm merge with Thompson Hine in 2002.  Mr. Walsh had already served as a director of Chemed for approximately seven years by the time he became affiliated with Thompson Hine.

MMI’s embellishments and insinuations extend to its comments about your management’s views on a potential separation of Chemed’s businesses.  MMI has consistently alleged that the views of Chemed’s management with respect to a potential spin-off have been “shifting” and have “veered significantly” since 2004.  The reality, however, is that your management team’s position has been entirely consistent.  In 2004, Chemed believed a separation was inevitable because it anticipated that its stock price would not reflect the value of the two distinct segments.  As recently as the January 13, 2009 JPMorgan Healthcare Conference, Mr. McNamara reiterated this sentiment, and stated that Chemed would consider a separation transaction if and when it believed your company’s stock price reflected such a discount.  Your Board and management have not only been consistent in their views with respect to a spin-off, but they continue to act deliberately and carefully to maximize the value of your shares.  In addition, your management has consistently expressed its views that the combined cash flow of the businesses is an advantage for both segments.  Your Board and management are greatly concerned about MMI’s failure to focus on this synergy in light of the existing economic climate.

Unfortunately, MMI’s mischaracterizations regarding a potential spin-off go beyond remarks about the consistency of your management’s position.  MMI is also attempting to frighten you into believing that Chemed will not be prepared for a spin-off if and when the time is right.  Not only have your Board and management already positioned Chemed to separate its two distinct businesses when the time is right, but they have also confirmed with the Company’s financial advisors that a spin-off of this nature can typically be completed in less than half the time claimed by MMI.  Furthermore, MMI ignores the fact that Chemed previously took Roto-Rooter public in 1985, where it traded on NASDAQ until 1996, when Chemed repurchased the Roto-Rooter shares due to the low valuation the market placed on Roto-Rooter as a stand alone, micro-cap entity.

MMI has also distorted the facts regarding its investment in Chemed.  In its attempts to persuade you that its interests are aligned with those of our long-term stockholders, MMI has falsely stated that it has held Chemed stock for over two years.  The reality is that MMI did not make its first purchase of Chemed stock until November 30, 2007, less than 17 months ago, and sold all of its shares only 18 days later.  MMI then ceased to have any investment in Chemed until March 2008 and, accordingly, has only been a Chemed stockholder for 13 months.  Furthermore, MMI’s sales of over 22% of its Chemed holdings in December 2008 call into question its asserted intention to remain an investor in Chemed.

We believe that MMI’s record of mischaracterizations and deceit provides even more reason to reject the dissident’s nominees and vote the WHITE proxy card.  We urge you to consider the two most important relevant facts about the Chemed Board:

●	We have always acted in the best interests of Chemed’s stockholders, demonstrated powerfully by the over 18% compounded annual growth in your stock since 2003; and
●	Now is not the right time, in light of market conditions, to separate the Company’s businesses.

CHEMED’S BOARD NOMINEES ARE THE RIGHT CHOICE

With track records of successfully creating value for stockholders and expertise that is critical to Chemed’s future success, Chemed’s Board nominees are the right choice to continue building value for all stockholders.  We urge you to protect your investment and not to risk your Company’s future and prospects.  Your Board strongly recommends that all Chemed stockholders vote FOR Chemed’s director nominees on the WHITE proxy card and discard the dissident’s proxy materials.

VOTE FOR YOUR BOARD’S NOMINEES ON THE WHITE PROXY CARD TODAY

Your vote is important, no matter how many or how few shares you own.  If you have any questions or need any assistance voting your shares, please do not hesitate to contact our proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at 877-825-8631.

On behalf of the Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Kevin J. McNamara	/s/ George J. Walsh III

Kevin J. McNamara	George J. Walsh III
Chief Executive Officer	Chairman of the Board

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free:  (877) 825-8631
Banks and Brokers Call Collect:  (212) 750-5833

IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by MMI.
If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Cravath, Swaine & Moore LLP is acting as legal advisor to Chemed and Lazard Frères & Co. LLC and J.P. Morgan Securities Inc. are acting as financial advisors.

About Chemed
Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation’s largest provider of end-of-life hospice care, and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Forward Looking Statements
Statements in this press release or in other Chemed communications may relate to future events or Chemed’s future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk and that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

Important Information
Chemed filed with the SEC, on April 29, 2009, a definitive proxy statement in connection with its 2009 annual meeting, and is mailing the definitive proxy statement to its stockholders.  Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available) because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Chemed files with the SEC (when available) at the SEC’s website at www.sec.gov and Chemed’s website at www.chemed.com. In addition, the definitive proxy statement and other documents filed by Chemed with the SEC (when available) may be obtained from Chemed free of charge by directing a request to Chemed Corporation, Attn: Investor Relations, Chemed Corporation, 2600 Chemed Center, 255 East Fifth Street, Cincinnati, OH 45202-4726.

Certain Information Regarding Participants
Chemed, its directors and certain executive officers and employees are participants in the solicitation of Chemed’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Chemed’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009, and its definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on April 29, 2009. To the extent holdings of Chemed securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge (when available) from the SEC’s website at www.sec.gov and Chemed’s website at www.chemed.com.

Contacts
David P. Williams Chemed Corporation 513-762-6901	Andy Brimmer / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449